EXHIBIT 99.1


PEOPLE'S  LIBERATION  ANNOUNCES   PARTNERSHIP  WITH  LEADING  FASHION  BRAND  J.
LINDEBERG FOR THE U.S. MARKET

Monday August 11, 7:50 am ET

LOS ANGELES--(BUSINESS WIRE)--People's Liberation, Inc. (OTCBB:PPLB - News), designer of high-end casual apparel under the brand names People's Liberation(TM) and William Rast(TM), today announced that it has formed a partnership with J. Lindeberg to operate the J. Lindeberg brand in the United States.

A new company, J. Lindeberg USA, LLC, has been set up to market and sell J. Lindeberg branded men's high-end fashion and golf apparel brand in the United States. Under terms of the agreement, the partnership business will acquire certain assets from J. Lindeberg USA, Corp. including its accounts receivable, New York retail store, inventory and human capital. People's Liberation will manage the partnership business. J. Lindeberg USA Corp. and People's Liberation, through its subsidiary, will each own 50% of the partnership.

"We are excited about adding J. Lindeberg branded apparel to our growing portfolio of brands," stated Colin Dyne, Chairman and Chief Executive Officer of People's Liberation. "This partnership provides us with an opportunity to build and expand a complementary U.S. business around a super-premium European brand. It also gives us a valuable retail foothold in New York City."

"Revenue and expenses for the partnership will be consolidated with People's Liberation's financial statements," stated Mr. Dyne, "adding muscle to our financial condition and operating capabilities. Our single-minded purpose is to build and expand a profitable U.S. business for this marquee global brand."

Johan Lindeberg, the brand's founder and creative director, added, "J. Lindeberg branded apparel has always been designed with the U.S. market in mind. I am really confident that this partnership will enable us to capitalize on the brand awareness and position that we have built during the last twelve years as well as create stronger synergies among the group of brands that are now managed by People's Liberation."

J. Lindeberg CEO Stefan Engstrom commented, "We are pleased to announce this partnership with People's Liberation for the United States market. People's Liberation will bring both additional resources and complementary expertise to our existing U.S. operation and will allow for more focus and faster growth of the J. Lindeberg brand."

J. Lindeberg AB is the privately-held, Sweden-based parent of J. Lindeberg USA, Corp. with approximately $55 million in global sales. Successfully combining fashion and sportswear innovations since its founding in 1996, J. Lindeberg AB distributes to more than 25 countries worldwide, including the United States, United Kingdom, Japan and Scandinavia, with a presence in upscale department stores and some of the world's most


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exclusive golf course pro shops. The more recently formed J. Lindeberg USA Corp.
distributed its apparel lines through its flagship stores in New York City and Los Angeles, upscale department stores and online. J. Lindeberg branded apparel is also available at preeminent golf courses such as the Riviera Country Club and Pine Valley. It is worn by A-list celebrities including Brad Pitt, Justin Timberlake and Ewan McGregor, as well as by leading golf professionals including Jesper Parnevik, Camilo Villegas and Richard S. Johnson, winner of the recent PGA U.S. Bank Championship in Milwaukee.

ABOUT J. LINDEBERG

Since its foundation in 1996 by creative director Johan Lindeberg, J. Lindeberg has successfully combined fashion and sportswear. The Company's high-end men's fashion collection and premium golf apparel is sold worldwide in more than 25 countries including the U.S., U.K., Scandinavia and Japan. In addition to J. Lindeberg flagship stores that can be found in such cities as New York, Stockholm, Copenhagen, Tokyo and Hong Kong, retailers carrying J. Lindeberg branded apparel include leading independent boutiques, upscale departments stores and some of the world's most exclusive golf course pro shops. Headquartered in Stockholm, the Company's annual revenue is approximately USD $55 million. Since 2007, its principal owner is investment firm the Proventus together with CEO Stefan Engstrom.

ABOUT PEOPLE'S  LIBERATION(TM) AND WILLIAM RAST(TM)

Los Angeles-based People's Liberation designs, markets and sells premium contemporary apparel under the brand names People's Liberation(TM) and William Rast(TM) and also markets and sells J. Lindeberg branded apparel in the United States. The clothing consists of premium denim, knits, wovens and outerwear for men and women. The William Rast(TM) brand is jointly owned by the Company and Justin Timberlake. J. Lindeberg branded apparel is sold in the United States by
J. Lindeberg, LLC, a partnership between the Company and J. Lindeberg USA Corp., a subsidiary of J. Lindeberg AB, a Swedish entity. The Company distributes its merchandise to better domestic department stores and boutiques, including Nordstrom, Saks Fifth Avenue, Neiman Marcus, Bloomingdales, and Fred Segal. Outside the U.S., its products are sold directly and through distributors to better department stores and boutiques. The Company also sells merchandise on its websites www.peoplesliberation.com and www.williamrast.com.

FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding the potential success of the partnership between People's Liberation, Inc. and J. Lindeberg USA Corp. Factors which could cause actual results to differ materially from these forward-looking statements include the Company's ability


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to build and maintain customer and strategic business relationships,  the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
People's Liberation
Darryn Barber, President and CFO, 213-745-2123 or
CCG
Sean Collins, Senior Partner, 310-477-9800, ext. 202 www.ccgir.com